Exhibit 10.1

IN THE UNITED STATES DISTRICT COURT

FOR THE SOUTHERN DISTRICT OF WEST VIRGINIA

UNITED STATES OF AMERICA,

and

STATE OF WEST VIRGINIA, by and through
the WEST VIRGINIA DEPARTMENT OF
ENVIRONMENTAL PROTECTION,

CIVIL ACTION: No.:

Plaintiffs,

v.

THE CHEMOURS COMPANY and
THE CHEMOURS COMPANY FC, LLC,

Defendants.

TABLE OF CONTENTS

I.	JURISDICTION AND VENUE	3
II.	APPLICABILITY	4
III.	DEFINITIONS	5
IV.	CIVIL PENALTY	6
V.	COMPLIANCE/MITIGATION	10
VI.	REPORTING REQUIREMENTS	17
VII.	STIPULATED PENALTIES	19
VIII.	FORCE MAJEURE	27
IX.	DISPUTE RESOLUTION	29
X.	INFORMATION COLLECTION AND RETENTION	32
XI.	EFFECT OF SETTLEMENT/RESERVATION OF RIGHTS	35
XII.	COSTS	39
XIII.	NOTICES	40
XIV.	EFFECTIVE DATE	41
XV.	RETENTION OF JURISDICTION	41
XVI.	MODIFICATION	42
XVII.	TERMINATION	42
XVIII.	PUBLIC PARTICIPATION	43
XIX.	SIGNATORIES/SERVICE	44
XX.	INTEGRATION	44
XXI.	26 U.S.C. SECTION 162(f)(2)(A)(ii) IDENTIFICATION	44
XXII.	HEADINGS	45
XXIII.	APPENDICES	45
XXIV.	FINAL JUDGMENT	45

ii

Plaintiffs, the United States of America, on behalf of the United States Environmental Protection Agency (“EPA”), and West Virginia Department of Environmental Protection (“WVDEP”) (collectively, “Plaintiffs”), have filed a complaint in this action concurrently with the lodging of this Consent Decree, alleging that Defendants, The Chemours Company and The Chemours Company FC, LLC (collectively, “Defendants” or “Chemours”), violated Section 301 of the Clean Water Act (“CWA”), 33 U.S.C. § 1311; Sections 5 and 15 of the Toxic Substances Control Act (“TSCA”), §§ 2604 and 2614; and Section 3008 of the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6928. The Complaint further alleges violations of Section 8 of the West Virginia Pollution Control Act (“WPCA”), W. Va. Code § 22-11-8.

The Complaint alleges, inter alia, that Defendants own and operate three manufacturing facilities that have released per- and polyfluouroalkyl substances (“PFAS”) into the environment in violation of applicable federal and West Virginia law, which are Washington Works near Parkersburg, West Virginia; Fayetteville Works near Fayetteville, North Carolina; and Chambers Works in Deepwater, New Jersey. Plaintiffs allege that studies have found that some PFAS are highly persistent and bioaccumulative in the environment with little or no degradation occurring in air, water, or soil. EPA has found, as stated in EPA’s Final Rule, Toxic Substances Control Act Reporting and Recordkeeping Requirements for Perfluoroalkyl and Polyfluoroalkyl Substances, 88 Fed. Reg. 70516, 70517 (October 11, 2023), that: “There is evidence that exposure to some PFAS in the environment may be linked to harmful health effects in humans and animals, and that continued exposure above specific levels to certain PFAS may lead to adverse health effects.” Defendants dispute this finding.

Plaintiffs further allege that releases from the Facilities have affected surface waters, and the drinking water of tens of thousands of people in the areas near the Facilities. The Complaint seeks injunctive relief to control Defendants’ PFAS releases from the Facilities and civil penalties.

The Parties have engaged in good faith discussions concerning the violations alleged in the Complaint. Chemours has already begun planning or implementing certain operational changes at its Facilities and remedial measures, obviating the need for certain injunctive relief.

By agreeing to entry of this Consent Decree, Chemours makes no admission of law or fact with respect to the allegations in the Complaint, and continues to deny any non-compliance or violation of any law or regulation identified therein or in this Consent Decree. For the purpose of avoiding litigation among the Parties, however, Chemours agrees to the requirements of this Consent Decree;

The Parties agree that the United States’ filing of the Complaint and entry into this Consent Decree, and Defendants’ satisfactorily complying or having fully complied with this Consent Decree, constitute diligent prosecution by the United States and WVDEP, under the CWA, 33 U.S.C. § 1365, and TSCA, 15 U.S.C. § 2619, of all matters alleged in the Complaint and addressed by this Consent Decree through the Date of Lodging of this Consent Decree. Whether Defendants are satisfactorily complying with this Consent Decree shall be determined by EPA subject to the Dispute Resolution Provisions of Section IX;

The United States asserts and has taken the position in prior cases that civil penalties for violations of the CWA cannot be contractually indemnified. See In Re: Oil Spill by the Oil Rig “Deepwater Horizon” in the Gulf of Mexico, on April 20, 2010, 148 F.Supp.3d 563 (E.D. La. 2015), and the United States has also required in a CWA consent decree that the defendant must pay its civil penalty without seeking indemnification from any other entity. See id., Partial Consent Decree dated February 19, 2013. The United States also asserts and takes the position that civil penalties under TSCA cannot be contractually indemnified.

The Parties recognize, and the Court by entering this Consent Decree finds, that this Consent Decree has been negotiated by the Parties in good faith and will avoid litigation among the Parties and that this Consent Decree is fair, reasonable, and in the public interest.

NOW, THEREFORE, before the taking of any testimony, without the adjudication or admission of any issue of fact or law except as provided above, and with the consent of the Parties, IT IS HEREBY ADJUDGED, ORDERED, AND DECREED as follows:

I. JURISDICTION AND VENUE

1. This Court has jurisdiction over the subject matter of this action, pursuant to 28 U.S.C. §§ 1331, 1345, and 1355, and Section 309(b) of the CWA, 33 U.S.C. § 1319(b); Section 17(a) of TSCA, 15 U.S.C. §2616(a); and Section 3008(a) of RCRA, 42 U.S.C. §6928(a). The Court has supplemental jurisdiction over the WVDEP claims pursuant to 28 U.S.C. § 1367. The Court has jurisdiction over the Parties. Venue lies in this District pursuant to 28 U.S.C. §§ 1391(b) and 1395(a), as well as Section 309(b) of the CWA, 33 U.S.C. § 1319(b); Section 17(a) of TSCA, 15 U.S.C. § 2616(a); and Section 3008(a) of RCRA, 42 U.S.C. § 6928(a), because it is a judicial district in which Defendants are found, have been and/or are currently doing business. For purposes of this Decree, or any action to enforce this Decree, Defendants consent to the Court’s jurisdiction over this Decree and any such action and over Defendants and consent to venue in this judicial district.

2. For purposes of this Consent Decree, Defendants agree that the Complaint states claims upon which relief may be granted pursuant to the CWA, TSCA, RCRA, and WPCA.

II. APPLICABILITY

3. This Consent Decree is binding upon the United States and the WVDEP, and upon Defendants and its successors, assigns, or other entities or persons otherwise bound by law.

4. No transfer of ownership or operation of all or a portion of a Facility, whether in compliance with the procedures of this Paragraph or otherwise, shall relieve Defendants of its obligation to ensure that the terms of this Consent Decree are implemented, unless: (1) the transferee agrees in writing to undertake the relevant obligations required by this Consent Decree and to be substituted for Chemours as a Party to the Consent Decree and thus be bound by the terms thereof; and (2) the United States, after consultation with WVDEP only with respect to Washington Works obligations, consents in writing to relieve Defendants of their respective obligations under this Consent Decree pursuant to Section XVI of this Consent Decree (Modification). At least 30 Days prior to a proposed transfer of Chemours’ obligations under this Consent Decree, or such other period agreed to by the Parties in writing: (i) Chemours shall provide a copy of this Consent Decree to the proposed transferee, if not previously provided; and (ii) shall provide written notice of the prospective transfer, together with a copy of the proposed written agreement transferring obligations to the transferee, to EPA, WVDEP, and the United States Department of Justice, in accordance with Section XIII (Notices). Any attempt to transfer ownership or operation of any Facility without complying with this Paragraph constitutes a violation of this Decree.

5. Defendants shall provide notice of this Consent Decree to each person representing Defendants whose duties might reasonably include compliance with any provision of this Decree. Defendants shall provide notice of this Consent Decree to each contractor performing any work required by this Consent Decree.

6. In any action to enforce this Consent Decree, Defendants shall not raise as a defense the failure by any of its officers, directors, employees, agents, contractors, subcontractors or any person representing Defendants to take any actions necessary to comply with the provisions of this Consent Decree.

III. DEFINITIONS

7. Terms used in this Consent Decree that are defined in CWA, TSCA, RCRA, Safe Drinking Water Act (“SDWA”), or the WPCA or in the regulations promulgated pursuant to the CWA, TSCA, RCRA, SDWA, or the WPCA have the meanings assigned to them in the Acts or such regulations, unless otherwise provided in this Decree. Whenever the terms set forth below are used in this Consent Decree, the following definitions apply:

“Calendar Year” means a one-year period that begins on January 1 and ends on December 31;

“Complaint” means the complaint filed by the United States and the WVDEP in this action;

“Consent Decree” or “Decree” means this Decree and all Appendices attached hereto;

“Day” means a calendar day unless expressly stated to be a business day. In computing any period of time for a deadline under this Consent Decree, where the last day would fall on a Saturday, Sunday, or federal or West Virginia holiday, the period runs until the close of business of the next business day;

“Defendants” means The Chemours Company and The Chemours Company FC, LLC;

“Deliverable” means a plan, report, or other item that Chemours submits to EPA or WVDEP pursuant to this Decree;

“DOJ” means the United States Department of Justice and any of its successor departments or agencies;

“EPA” means the United States Environmental Protection Agency and any of its successor departments or agencies;

“Effective Date” means the definition provided in Section XIV;

“Facilities” means: 1) The Chemours Washington Works Facility in Washington, near Parkersburg, West Virginia located at 8480 DuPont Road, Washington, West Virginia, on the southeastern bank of the Ohio River; 2) the Chemours Fayetteville Works Facility near Fayetteville, North Carolina located at 22828 NC Highway 87 W Fayetteville, Bladen County North Carolina; and 3) the Chemours Chambers Works Facility in Deepwater, New Jersey, located at 67 Canal Road and Route 130, Salem County New Jersey.

“Financial Information” means the documentation identified in Appendix A, which was submitted to the United States by Defendants;

“Section” means a portion of this Decree identified by a Roman numeral;

“United States” means the United States of America, acting on behalf of EPA;

“WVDEP” means the West Virginia Department of Environmental Protection.

IV. CIVIL PENALTY

8. Defendants shall pay $22,500,000 as a civil penalty, plus interest as described in this Paragraph. This payment shall be made in 3 consecutive annual payments of $7,500,000 with the first payment due 30 Days after the Effective Date, and subsequent payments due annually thereafter. Defendants shall include with the first installment payment an additional amount for interest accrued at the current bank prime rate per year on the total penalty amount from the date the United State files a motion to enter the consent decree through the date of payment. Defendants shall include with each subsequent payment an additional amount for interest accrued at the rate of 6.75% per year on the unpaid balance from the date of the previous payment through the date of the payment. After the Effective Date, the Financial Litigation Unit (“FLU”) of the U.S. Attorney’s Office for the Southern District of West Virginia will provide to Defendants a calculation of the interest due for each payment.

a. Defendants may make any payment prior to its due date but must contact the FLU in advance for a determination regarding the amount of interest to be included with the payment. If any installment payment includes an overpayment, the amount of the overpayment will be applied to the remaining principal.

b. If Defendants fail to make any payment required under this Paragraph by the due date, Plaintiffs may send Defendants a written notice of late payment. If Defendants fail to make the payment and to pay all interest and stipulated penalties owed within 60 Days of receipt of the notice, all remaining payments and all accrued interest will be due immediately. Interest will continue to accrue on any unpaid amounts until Defendants pay the total amount due. Interest required under this Paragraph is in addition to any stipulated penalties owed under Section VII.

c. Bankruptcy. If either Defendant becomes the subject of a proceeding under the Bankruptcy Code, 11 U.S.C. §§ 101–1532, all remaining payments and all accrued interest will be due immediately, subject to applicable bankruptcy law.

9. Factors Considered in Determining Civil Penalty

a. The factors considered in calculating the civil penalty include: Defendants’ good faith cooperation with EPA, WVDEP, and other federal and state regulatory agencies; significant remedial measures Defendants have already undertaken prior to the entry of this Consent Decree; and the Financial Information submitted by Defendants. Taking into consideration that Financial Information and the size of the company, the United States determined that Defendants have a limited ability to pay the total civil penalty the United States could seek for the violations alleged in this case.

b. Defendants certify that, to the best of their knowledge and belief, after thorough inquiry, they have submitted to EPA and DOJ Financial Information that fairly, accurately, and materially sets forth its financial circumstances at the time provided. The United States reviewed the financial documents listed on Appendix A and publicly available information to determine the penalty amount that Defendants could pay. This certification shall not apply to any Financial Information that included projections or estimates of Defendants’ future financial conditions.

10. Defendants shall pay 50% of the penalty amount, together with 50% of accrued interest, if any, to the United States by FedWire Electronic Funds Transfer (“EFT”), in accordance with instructions provided to Defendants by the Financial Litigation Unit (“FLU”) of the United States Attorney’s Office for the Southern District of West Viriginia after the Effective Date. The payment instructions provided by the FLU will include a Consolidated Debt Collection System (“CDCS”) number, which Defendants shall use to identify all payments required to be made in accordance with this Consent Decree. The FLU will provide the payment instructions to the individuals stated in the Section XIII (Notices). Defendants may change the individual to receive payment instructions on its behalf by providing written notice of such change to DOJ and EPA in accordance with Section XIII (Notices).

11. At the time of payment, Defendants shall send notice that payment has been made: (i) to EPA via email at cinwd_acctsreceivable@epa.gov; and (ii) to DOJ via email or regular mail in accordance with Section XIII and (iii) to EPA in accordance with Section XIII. Such notice shall state that the payment is for the civil penalty owed pursuant to the Consent Decree in United States of America and State of West Virginia, by and through the West Virginia Department of Environmental Protection v. The Chemours Company and The Chemours Company FC, LLC and shall reference the civil action number, CDCS Number and DOJ case number 90-5-1-1-12112.

12. Defendants shall pay 50% of the penalty amount, together with 50% of accrued interest, if any, to West Virginia. Eleven Million Dollars ($11,000,000) of the civil penalty paid to WVDEP according to the terms of this consent decree, together with any accrued interest paid to WVDEP, will be deposited into the Water Quality Management Fund. Two hundred fifty thousand dollars ($250,000) of the civil penalty paid to WVDEP according to the terms of this consent decree, together with any accrued interest paid to WVDEP, will be deposited into the Hazardous Waste Management Fund. Defendants shall make payments electronically or by mail, as follows: (a) EFTs shall be made by telephone by contacting the WVDEP Business Operations Office at (304) 926-0499; or (b) payments made by certified or cashier’s check shall be payable to the “West Virginia Department of Environmental Protection” and shall be mailed to:

Chief Inspector, Environmental Enforcement
West Virginia Department of Environmental Protection
601 57th Street SE
Charleston, West Virginia 25304

13. No Deductibility or Basis for Indemnity. The Defendants agree that neither they nor any affiliated entity shall capitalize into inventory or basis nor shall they take as a tax deduction, in the United States or elsewhere, any portion of the monies paid under this Section (Civil Penalty) or Section VII (Stipulated Penalties) of this Consent Decree. Nor shall the Defendants use or allow to be used any payments of civil penalties to the United States made pursuant to this Consent Decree as a basis for indemnity or reimbursement from any other party or person. Provided that, if the United States resolves its claims for penalties related to any of the Facilities with another entity, or in the absence of settlement, the government has sued another entity for penalties, and that entity is not contractually precluded from seeking indemnification from Chemours, and in fact seeks indemnification from Chemours, Chemours shall be permitted to seek indemnification from that other entity.

V. COMPLIANCE/MITIGATION

14. Defendants shall fund, perform, and comply with the injunctive relief provisions, including all deadlines and reporting requirements, set forth in: Appendix B (TSCA—GenX 5(e) Substances); Appendix C (TSCA—HPFO); Appendix D (TSCA—Carbooxohalide); Appendix E (Drinking Water Requirements); Appendix F (CWA—Washington Works).

15. Review of Deliverables. After reviewing any Deliverable, EPA (and with regard to CWA/WPCA relief at Washington Works, after consultation with the WVDEP) shall in writing: (a) approve the Deliverable; (b) approve the Deliverable upon specified conditions; (c) approve part of the Deliverable and disapprove the remainder; or (d) disapprove the Deliverable.

16. If the Deliverable is approved pursuant to Paragraph 15(a), Defendants shall take all actions required by the Deliverable, in accordance with its approved terms. If the Deliverable is conditionally approved or approved only in part pursuant to Paragraph 15(b) or (c), Defendants shall, upon written direction from EPA (and with regard to CWA/WPCA relief at Washington Works, after consultation with the WVDEP), take all actions required by the approved portion of the Deliverable that EPA (and with regard to CWA/WPCA relief at Washington Works, after consultation with the WVDEP) determines are severable from any disapproved portions.

17. If the submission is disapproved in whole or in part pursuant to Paragraph 15(c) or (d), Defendants shall, within 45 Days or such other time as the Parties agree to in writing, correct or otherwise address the identified deficiencies and resubmit the Deliverable, or disapproved portion thereof, for approval, in accordance with the preceding Paragraphs. If the resubmission is approved in whole or in part, Defendants shall proceed in accordance with Paragraph 16.

18. If a resubmitted Deliverable, or portion thereof, is disapproved in whole or in part, EPA (and with regard to CWA/WPCA relief at Washington Works, after consultation with the WVDEP) may again require Defendants to correct or otherwise address any identified deficiencies, in accordance with the preceding Paragraphs, or may itself correct any deficiencies.

19. If Defendants elect to invoke Dispute Resolution as set forth in Section IX (Dispute Resolution) concerning a decision by EPA to disapprove, approve on specified conditions, or modify a Deliverable, Defendants shall do so by sending a Notice of Dispute in accordance with Paragraph 50 within 30 Days (or such other time as the Parties agree to in writing) after receipt of the applicable decision.

20. Any stipulated penalties applicable to the original submission, as provided in Section VII, accrue during the 45 Day period or other specified period, but are not payable unless the resubmission is untimely or is disapproved in whole or in part; provided that, if the original submission was so deficient as to constitute a material breach of Defendants’ obligations under this Decree, the stipulated penalties applicable to the original submission shall be due and payable notwithstanding any subsequent resubmission.

21. Permits and Approvals. Where any compliance obligation under this Section requires Defendants to obtain a federal, state, or local permit or approval, Defendants shall submit timely and complete applications and take all other actions necessary to obtain all such permits or approvals. Defendants may seek relief under the provisions of Section VIII (Force Majeure) for any delay in the performance of any such obligation resulting from a failure to obtain, or a delay in obtaining, any permit or approval required to fulfill such obligation, if Defendants have submitted timely and complete applications and have taken all other actions necessary to obtain all such permits or approvals.

22. Certification regarding RCRA Compliance. Each Defendant certifies as true to the best of its knowledge and belief, after a reasonable inquiry, that it has:

a. corrected all violations alleged in the RCRA claims in the Complaint and EPA ID# WVD045875291 and W25-54-031204 CAC and in the Notices of Violation issued by WVDEP to Defendants on March 12, 2025 and April 3, 2025 (“WVDEP 2025 NOVs”);

b. is in full compliance at the Facilities with the requirements associated with the violations set forth alleged in the RCRA claims in the Complaint and EPA ID# WVD045875291 and W25-54-031204 CAC, and in the WVDEP 2025 NOV; and

c. taken adequate measures to prevent a recurrence of all violations alleged in the RCRA claims in the Complaint and in the WVDEP 2025 NOV.

23. Drinking Water Relief. Defendants are subject to an administrative order under Section 1431 of SDWA related to Washington Works dated January 6, 2017. Defendants also provide drinking water to residents and drinking water treatment to water systems in the vicinity of Chambers Works. The requirements provided for in Appendix E (Drinking Water Requirements) maintain certain existing requirements and expand upon certain prior obligations by extending the geographic scope, adding contaminants, and lowering the thresholds for the provision of alternate drinking water. Defendants shall comply with the injunctive relief provisions, including all deadlines and reporting requirements, set forth in Appendix E, and as set forth in Paragraph 71.

24. Other Controls and Mitigation. Defendants will fund and perform additional projects to further reduce their emissions and discharges of PFAS, or provide alternative drinking water relief beyond that set forth in Appendix E (Drinking Water Requirements).

a. Funding for the projects will be capped at $90,000,000 over 15 years plus applicable interest, or an average of $6,000,000 per year when reduced to 2025 dollars (the “annual spend”). To the extent Chemours spends more or less than the estimated annual spend, the difference will roll over into the available totals for subsequent years. After the first five years and each year thereafter until 15 years from the first annual spend or until the cap amount has been reached, Chemours shall adjust the annual spend to account for the average annual inflation rate as measured by the Consumer Price Index published by the Bureau of Labor Statistics using the following formula: Annual Spend = $6,000,000 x (1 + average annual inflation rate)number of years since Date of Lodging Annual Spend for year N= $6,000,000 x (the CPI at the beginning of year N/the CPI on the Date of Lodging). In adjusting the annual spend to account for average inflation, the adjustment shall exclude the estimated cost of any approved project or project that Chemours has proposed and which EPA has not yet acted upon pursuant to subparagraphs d and e below.

b. Defendants shall identify and provide to EPA an initial set of projects no later than six months from the Date of Entry. Defendants shall provide written project descriptions and an analysis of the expected costs and benefits of the project, the length of time to complete each of the proposed projects, and, where appropriate, any enhancement to worker exposure protections to PFAS compounds at the facility.

c. After receipt of Defendants’ initial list of projects, EPA can identify and provide to Defendants in writing additional proposed projects, whether based on the list of projects provided by Chemours or projects the Agencies (EPA or WVDEP, as appropriate) identify. For any project proposed by EPA, the identification will include project descriptions and expected costs and benefits of the project, the length of time to complete a proposed project, and, where appropriate, any enhancement to eliminate or reduce worker exposure to PFAS compounds.

d. Within 60 Days of the receipt of the EPA’s list of project descriptions, the Parties shall confer in good faith as to the costs, benefits, and overall length of time to complete each of the projects proposed by EPA or Chemours, on whether the same or similar benefits could be obtained at lesser costs through other potential projects, and whether Chemours is already undertaking any proposed project other than under this Consent Decree.

e. EPA shall have 90 Days after the Parties’ conferral to make a determination as to whether to proceed with an identified project. Within 90 Days of a determination that any project shall proceed, Defendants shall submit for EPA’s approval a detailed workplan for the project with appropriate deadlines and milestones. The process for disapproval and approval shall comply with procedures in Paragraphs 15–20 (Approval of Deliverables).

f. Following EPA’s determination on Defendants’ initial list of projects, Defendants can identify additional projects until approved projects have an estimated cost in exceedance of the cap. The process for EPA approval of and implementation of those projects is set forth in subparagraphs b – e above.

g. Once selected, the project descriptions and associated deadlines shall be incorporated into this Consent Decree as non-material modifications. EPA shall determine whether projects have been satisfactorily completed based upon the approved workplan and whether associated deadlines have been met.

h. If Defendants do not agree as to the project selected by EPA or with respect to whether projects have been satisfactorily completed or any other issue with respect to the selection or implementation of the project, Defendants have the right to invoke the dispute resolution provision pursuant to Section IX (Dispute Resolution).

i. Progress on the projects shall be reported in the semi-annual reports set forth in Section VI(Reporting Requirements).

j. Chemours shall keep records adequate for EPA to assess the status of work on the projects and shall provide such records upon demand by EPA.

k. Chemours shall submit, on an annual basis, a detailed accounting of the amounts spent on each project during the last calendar year and a description of the work performed since either the inception of each project or the date the immediately preceding annual report was submitted to EPA. Such accounting shall be submitted to EPA for approval 60 Days after the anniversary of this Consent Decree.

l. Defendants shall be entitled to dollar for dollar credit toward the annual spend if state authorities in New Jersey (with regard to Chambers Works) or North Carolina (with regard to Fayetteville Works) or West Virginia (with regard to Washington Works) require that Defendants undertake work that further reduces existing emissions or discharges of PFAS from the Facilities or provide drinking water relief beyond that set forth in Appendix E (Drinking Water Requirements). Costs incurred by Chemours solely to achieve or maintain compliance with a current Facility NPDES permit or other existing requirements as of the Effective Date shall not count towards this subparagraph, nor shall costs of complying with this Consent Decree, except that, for clarity (i), any PFAS abatement project pursuant to the final Chambers Works NPDES permit (issued January 8, 2026), (ii) any additional projects beyond those required under Appendix F (CWA—Washington Works) that are developed to reduce the discharge targets set forth in Appendix F, (iii) any projects recommended by the Third Party Evaluator that are not required by the approved Response Plan pursuant to Appendix C (TSCA—HPFO); and (iv) any projects recommended by the Third Party Evaluator that are not required by the approved Response Plan pursuant to Appendix D (TSCA—Carbooxohalide), are not costs of complying with this Consent Decree and shall be eligible for consideration as a mitigation project. However, all credit shall be capped at 40% of $90,000,000. When Defendants are required by state authorities to undertake projects subject to this Paragraph, they shall inform EPA of the description of the project and estimated cost. Upon submission of such notice, Defendants shall be entitled to a provisional credit against that year’s spend. Final credit will be applied only after the relevant work has been performed and Defendants have provided and EPA has approved a detailed accounting of the amounts spent on the work.

m. Any major alterations to the timetables or project selection or approval process outlined in this Paragraph may be agreed to in writing by the United States and the Defendants and will be filed with the Court as non-material modifications to the Consent Decree. Defendants shall also inform EPA in writing of minor alterations, which need not be filed with the Court.

25. Mitigation Project Certifications. For purposes of this Paragraph, “Mitigation Projects” refer only to obligations beyond those in existence prior to the Date of Lodging. With regard to the Mitigation Projects, Defendants certify that the Mitigation Projects are not projects that Defendants were required to construct, perform, or implement other than in settlement of the claims resolved in this Decree; that Defendants have not received and will not receive credit for the Mitigation Projects in any other enforcement action; and that Defendants shall neither generate nor use any pollutant reductions from the Mitigation Projects as netting reductions, pollutant offsets, or to apply for, obtain, trade, or sell any pollutant reduction credits.

VI. REPORTING REQUIREMENTS

26. Defendants shall submit all reports required under any Appendix hereto, under the requirements and schedules set out in such Appendix or workplan submitted under such an Appendix.

27. Defendants shall also submit the following reports to EPA, and DOJ (and with regard to CWA/WPCA relief at Washington Works, the WVDEP) at the addresses set forth in Section XIII (Notices):

a. By July 31st and January 31st of each year after the Effective Date of this Consent Decree, until termination of this Decree pursuant to Section XVII, Defendants shall submit by email a semi-annual report for the preceding six months that includes: the status of any construction or compliance measures being taken under the Consent Decree; completion of milestones; problems encountered or anticipated, together with implemented or proposed solutions; status of permit applications; operation and maintenance difficulties or concerns relating to compliance with Appendix F; and reports to state agencies.

b. The report shall also include a description of any non-compliance with the requirements of this Consent Decree and an explanation of the violation’s likely cause and of the remedial steps taken, or to be taken, to prevent or minimize such violation. If Defendants violate, or have reason to believe that they may violate, any requirement of this Consent Decree, Defendants shall notify DOJ and EPA (and with regard to CWA/WPCA relief at Washington Works, the WVDEP) of such violation and its likely duration, in writing, within ten business Days of the Day Defendants first become aware of the violation, with an explanation of the violation’s likely cause and of the remedial steps taken, or to be taken, to prevent or minimize such violation. If the cause of a violation cannot be fully explained at the time the report is due, Defendants shall so state in the report. Defendants shall investigate the cause of the violation and shall then submit an amendment to the report, including a full explanation of the cause of the violation, within 30 Days of the Day Defendants become aware of the cause of the violation. Nothing in this Paragraph or the following Paragraph relieves Defendants of their obligation to provide the notice required by Section VIII (Force Majeure).

28. Whenever any violation of this Consent Decree or of any applicable permits or any other event affecting Defendants’ performance under this Decree may pose an immediate and substantial endangerment to the public health or welfare or the environment, Defendants shall notify EPA (and with regard to CWA/WPCA relief at Washington Works, the WVDEP) as soon as possible, but no later than 24 hours after Defendants first knew of the violation or event. This procedure is in addition to the requirements set forth in the preceding Paragraph.

29. Defendants shall ensure that each report submitted under this Section is signed by an official of the submitting party and includes the following certification:

I certify under penalty of perjury that this document and all attachments were prepared under my direction or supervision in accordance with a system designed to assure that qualified personnel properly gather and evaluate the information submitted. Based on my inquiry of the person or persons who manage the system, or those persons directly responsible for gathering the information, the information submitted is, to the best of my knowledge and belief, true, accurate, and complete. I have no personal knowledge that the information submitted is other than true, accurate, and complete. I am aware that there are significant penalties for submitting false information, including the possibility of fine and imprisonment for knowing violations.

30. This certification requirement does not apply to emergency or similar notifications where compliance would be impractical.

31. The reporting requirements of this Consent Decree do not relieve Defendants of any reporting obligations required by the CWA, TSCA, RCRA, SDWA, the WPCA, or implementing regulations, or by any other federal, state, or local law, regulation, permit, or other requirement.

32. Any information provided pursuant to this Consent Decree may be used by the United States in any proceeding to enforce the provisions of this Consent Decree and as otherwise permitted by law.

VII. STIPULATED PENALTIES

33. Defendants shall be liable for stipulated penalties to the United States (and with regard to relief at Washington Works, the WVDEP) for violations of this Consent Decree, unless excused under Section VIII (Force Majeure). A violation includes failing to perform any obligation required by the terms of this Consent Decree, including any work plan or schedule approved under this Consent Decree, according to all applicable requirements of this Decree and within the specified time schedules established by or approved under this Decree. Defendants shall be entitled to contest any claim of violation in accordance with the Dispute Resolution provisions set forth below.

34. The stipulated penalties shall be as set forth below:

Requirement	Period of Violation	Amount Per Day
Late payment of civil penalty, or any applicable installments or interest	1st through 14th Day	$5,000
	15th through 30th Day	$10,000
	31st Day and beyond	$20,000
Transfer of Facilities. Failure to: (a) provide a copy of this Consent Decree to any proposed transferee; (b) provide written notice to the United States at least 30 Days prior to any transfer of any portion of the Facility; or (c) provide a copy of the proposed written agreement with the transferee as required by Paragraph 4	1st through 14th Day	$1,000
	15th through 30th Day	$2,500
	31st Day and beyond	$5,000
Failure to timely complete and submit lists of proposed projects or to submit a timely and complete workplan under Paragraph 24 (Other Controls and Mitigation)	1st through 14th Day	$2,500
	15th through 30th Day	$5,000
	31st Day and beyond	$10,000
Failure to timely perform any project selected under Paragraph 24 (Other Controls and Mitigation) as set out in the relevant work plan and schedule for such project	1st through 31st Day	$5,000
	31st through 60th Day	$10,000
	61st Day and beyond	$15,000
Failure to comply with a specified substantive (non-reporting) compliance requirement of any Appendix, or any requirement set out in any work plans approved under any Appendix. This includes failure to obtain any needed permits. This excludes failure to submit timely and	1st through 14th Day	$4,000
	15th through 30th Day	$6,000

Requirement	Period of Violation	Amount Per Day
complete reports which is subject to the next entry. This also excludes stipulated penalties identified in any other stipulated penalty in this paragraph.	31st Day and beyond	$9,000
Failure to submit a timely and complete report required by: the body of the consent decree, any Appendix, or any approved workplan submitted under any Appendix. This excludes stipulated penalties for reporting obligations identified in any other stipulated penalty in this paragraph.	1st through 14th Day	$1,000
	15th through 30th Day	$2,500
	31st Day and beyond	$5,000

For violations of Appendix F (CWA—Washington Works), the penalties in the table below apply to exceedances of Consent Decree limits as set forth in that Appendix at Paragraph B.3.g. Stipulated penalties for a Consent Decree limit exceedance are to be assessed monthly on a sliding scale based on the magnitude and frequency of each Consent Decree limit exceedance for the same parameter at the same monitoring point, pursuant to the following:

	Magnitude of Exceedance
Frequency over Rolling 12-month Period	<2x Limit	>2x	≥5x
1–2 exceedances	$1,000	$5,000	$10,000
3–6 exceedances	$2,500	$10,000	$15,000
7–12 exceedances	$5,000	$15,000	$20,000

In addition, for each exceedance of the NPDES permit limits at Washington Works, the following stipulated penalties shall apply:

Requirement	Daily Maximum	Monthly Average or Other
Exceeding any non-PFAS NPDES Permit limit at Washington Works, West Virginia.	$5,000	$10,000

Requirement	Daily Maximum	Monthly Average or Other
Exceeding any NPDES Permit limit for PFAS at Washington Works, West Virginia during the period of installing projects under the CWA—Washington Works Appendix. This does not apply to Outfall 006.	$5,000	$10,000
Exceeding any NPDES Permit limit for PFAS at Outfall 006 at Washington Works, West Virginia before and during the period of installing projects under the CWA—Washington Works Appendix.	$2,500	$5,000
Exceeding any NPDES Permit limit for PFAS at Washington Works, West Virginia after completion of installing the projects under the CWA—Washington Works Appendix.	$7,500	$15,000

There is no stipulated penalty for failing to meet Target PFAS Control Levels during a Demonstration attempt under the Appendix for CWA—Washington Works.

Stipulated penalties for violations of the TSCA appendices are provided for only as set forth in the following table:

Requirement	Amount
Failure to comply with the 99% Requirement for such Facility as set forth in Paragraph 3 of Appendix B during the applicable Compliance Period, including through failure to comply with the Recordkeeping Requirement for the applicable Facility as set forth in Paragraph 2 of Appendix B (GenX).	$45,000

Requirement	Amount

Failure to comply with the monitoring requirements of Paragraphs 7–8 [performing monitoring and using monitoring data] in Appendix B (GenX) for each applicable Compliance Period. This stipulated penalty shall not apply if the stipulated penalty for failure to comply with the 99% Requirement is applied to the same Facility in the same Compliance Period.

Failure to comply with LDAR requirement when required during the applicable Compliance Period pursuant to the following Paragraphs in Appendix B

(GenX): 15, 21, 26, and 32 [fugitive emissions requirements]. This stipulated penalty shall not apply if the stipulated penalty for failure to comply with the 99% Requirement is applied to the same Facility in the same Compliance Period.

Failure to maintain records demonstrating a Facility has met the requirements in Appendix B (GenX) of Paragraphs 5 [calculations use recognized and generally accepted good engineering principles] and 6 [Changes that are not Major Changes]. This stipulated penalty shall not apply if the stipulated penalty for failure to comply with the 99% Requirement is applied to the same Facility in the same Compliance Period.

Failure to comply with the 60-day period during which Chemours shall not make a Major Change under Paragraph 3 of Appendix D (Carbooxohalide).

Failure to comply with the terms or requirements of the following Paragraphs in Appendix D (Carbooxohalide): 12 [evaluator independence], and 14 [requirements for Chemours’ contract with evaluator].

Failure to comply with the terms or requirements of the following Paragraphs in Appendix C (HFPO): 4 [evaluator independence], and 7 [requirements for Chemours’ contract with evaluator].

Failure to comply with the documentation requirements set forth in Paragraph 17.h of Appendix D (Carbooxohalide).

Failure to comply with the documentation requirements set forth in Paragraph 10.f of Appendix C (HFPO).

$5,000

Requirement	Amount

Failure to meet any deadline regarding the Engineering Evaluation pursuant to the following Paragraphs of the Appendix D (Carbooxohalide): 17, 18, 20.

Failure to meet any deadline regarding the Engineering Evaluation pursuant to the following Paragraphs of the Appendix C (HFPO): 10, 11, and 13.

	1st through 14th Day	$1,000
	15th through 30th Day	$2,500
	31st Day and beyond	$5,000

Failure to comply with any requirement in Paragraph 7 [restrictions on Carbooxohalide Processes and safety training and PPE requirements]

Failure to meet the deadline to notify EPA of any Major Change under Paragraph 5 of Appendix D (Carbooxohalide), subject to feasibility as described in that Paragraph.

Failure to implement the approved Response Plan in accordance with the schedules set forth therein under Paragraph 19 of Appendix D (Carbooxohalide).

Failure to implement the approved Response Plan in accordance with the schedules set forth therein under Paragraph 12 of Appendix C (HFPO).

	1st through 14th Day	$2,500
	15th through 30th Day	$5,000
	31st Day and beyond	$10,000

35. Stipulated penalties under this Section shall begin to accrue on the Day after performance is due or on the Day a violation occurs, whichever is applicable, and shall continue to accrue until performance is satisfactorily completed or until the violation ceases. Stipulated penalties shall accrue simultaneously for separate violations of this Consent Decree.

36. Defendants shall pay stipulated penalties to the United States and the WVDEP (with regard to CWA/WPCA relief at Washington Works) within 30 Days of a written demand by either Plaintiff, subject to Paragraph 38 with respect to Dispute Resolution. Defendants shall pay 100% of the total stipulated penalty amount to the United States except that, with regard to CWA/WPCA relief at Washington Works, Defendants shall pay 50% percent of the total stipulated penalty amount due to the United States and 50% percent to the WVDEP. The Plaintiff making a demand for payment of a stipulated penalty shall simultaneously send a copy of the demand to the other Plaintiff.

37. Either Plaintiff may in the unreviewable exercise of its discretion, reduce or waive stipulated penalties otherwise due to that Plaintiff under this Consent Decree.

38. Stipulated penalties continue to accrue as provided in Paragraph 35, during any Dispute Resolution, but need not be paid until the following:

a. If the dispute is resolved by agreement of the Parties or by a decision of EPA or the WVDEP that is not appealed to the Court, Defendants shall pay accrued penalties determined to be owing, together with interest accruing as of the date payment becomes due, to the United States or the WVDEP within 30 Days of the effective date of the agreement or the receipt of EPA’s or the WVDEP’s decision or order.

b. If the dispute is appealed to the Court and the United States or the WVDEP prevails in whole or in part, Defendants shall pay all accrued penalties determined by the Court to be owing, together with interest accruing as of the date payment becomes due, within 60 Days of receiving the Court’s decision or order, except as provided in subparagraph c, below.

c. If any Party appeals the District Court’s decision, Defendants shall pay all accrued penalties determined to be owing, together with interest accruing as of the date payment becomes due, within 15 Days of receiving the final appellate court decision.

d. If Defendants prevail in Dispute Resolution, no penalties or interest shall be due for the disputes resolved in Defendants’ favor.

39. Defendants shall pay stipulated penalties owing to the United States in the manner set forth in Paragraph 10 and with the confirmation notices required by Paragraph 11, except that the transmittal letter shall state that the payment is for stipulated penalties and shall state for which violation(s) the penalties are being paid. Defendants shall pay stipulated penalties owing to the WVDEP by the method stated in Paragraph 12.

40. If Defendants fail to pay stipulated penalties according to the terms of this Consent Decree, Defendants shall be liable for interest on such penalties, as provided for in 28 U.S.C. § 1961, accruing as of the date payment became due. Nothing in this Paragraph shall be construed to limit the United States or the WVDEP from seeking any remedy otherwise provided by law for Defendants’ failure to pay any stipulated penalties.

41. The payment of penalties and interest, if any, shall not alter in any way Defendants’ obligation to complete the performance of the requirements of this Consent Decree.

42. Non-Exclusivity of Remedy. Stipulated penalties are not the United States’ or the WVDEP’s exclusive remedy for violations of this Consent Decree. Subject to the provisions of Section XI (Effect of Settlement/Reservation of Rights), the United States and the WVDEP

expressly reserve the right to seek any other relief they deem appropriate for Defendants’ violation of this Decree or applicable law, including but not limited to an action against Defendants for statutory penalties, additional injunctive relief, mitigation or offset measures, and/or contempt. However, the amount of any statutory penalty assessed for a violation of this Consent Decree shall be reduced by an amount equal to the amount of any stipulated penalty assessed and paid pursuant to this Consent Decree.

VIII. FORCE MAJEURE

43. “Force majeure,” for purposes of this Consent Decree, means any event arising from causes beyond the control of Defendants, of any entity controlled by Defendants, or of Defendants’ contractors, that delays or prevents the performance of any obligation under this Consent Decree despite Defendants’ best efforts to fulfill the obligation. Given the need to protect public health and welfare and the environment, the requirement that Defendants exercise “best efforts to fulfill the obligation” includes using best efforts to anticipate any potential force majeure and best efforts to address the effects of any potential force majeure (a) as it is occurring and (b) following the potential force majeure, such that any delay or non-performance is, and any adverse effects of the delay or non-performance are, minimized to the greatest extent possible. “Force majeure” does not include financial inability to perform any obligation under this Consent Decree.

44. If any event occurs for which Defendants will or may claim a force majeure, Defendants shall provide notice by email to EPA and the WVDEP (with regard to CWA/WPCA relief at Washington Works) at the email addresses in Section XIII (Notices). The deadline for the notice is seven Days after Defendants first knew or should have known that the event would likely delay or prevent performance. Defendants shall be deemed to know of any circumstance of which any contractor of, subcontractor of, or entity controlled by Defendants knew.

45. If Defendants seek to assert a claim of force majeure concerning the event, Defendants shall submit, within seven Days after the notice under Paragraph 44, a further notice to EPA and the State that includes (a) an explanation and description of the event and its effect on Defendants’ completion of the requirements of the Consent Decree; (b) a description and schedule of all actions taken or to be taken to prevent or minimize the delay and/or other adverse effects of the event; (c) if applicable, the proposed extension of time for Defendants to complete the requirements of the Consent Decree; (d) Defendants’ rationale for attributing such delay to a force majeure; (e) a statement as to whether, in the opinion of Defendants, such event may cause or contribute to an endangerment to public health or welfare or the environment; and (f) proof supporting the claim that the delay was attributable to a force majeure.

46. Failure to submit a timely or complete notice or claim under Paragraph 44 or 45 regarding an event precludes Defendants from asserting any claim of force majeure regarding that event, provided, however, that EPA may, in its unreviewable discretion, excuse such failure if it is able to assess to its satisfaction whether the event is a force majeure, and whether Defendants have exercised its best efforts, under Paragraph 43.

47. After receipt of any claim of force majeure, EPA, after a reasonable opportunity for review and comment by the WVDEP (with regard to relief at Washington Works), will notify Defendants of its determination whether Defendants are entitled to relief under Paragraph 43, and, if so, the excuse of, or the extension of time for, performance of the obligations affected by the force majeure. Any such excuse or extension does not, of itself, excuse or extend the time for performance of any other obligation.

48. If Defendants elect to invoke the dispute resolution procedures set forth in Section IX (Dispute Resolution), it shall do so no later than 15 Days after receipt of EPA’s notice. In any such proceeding, Defendants have the burden of proving that it is entitled to relief under Paragraph 43, that its proposed excuse or extension was or will be warranted under the circumstances, and that it complied with the requirements of Paragraphs 45 –47. If Defendants carry this burden, the delay or non-performance at issue shall be deemed not to be a violation by Defendants of the affected obligation of this Consent Decree identified to EPA and the Court.

IX. DISPUTE RESOLUTION

49. Unless otherwise expressly provided for in this Consent Decree, the dispute resolution procedures of this Section shall be the exclusive mechanism to resolve disputes arising under or with respect to this Consent Decree. Defendants’ failure to seek resolution of a dispute under this Section concerning an issue of which it had notice and an opportunity to dispute under this Section prior to an action by the United States or WVDEP to enforce any obligation of Defendants arising under this Decree precludes Defendants from raising any such issue as a defense to any such enforcement action.

50. Any dispute subject to Dispute Resolution under this Consent Decree shall first be the subject of informal negotiations. The dispute shall be considered to have arisen when Defendants send DOJ and EPA a written Notice of Dispute. Such Notice of Dispute shall state clearly the matter in dispute. The period of informal negotiations shall not exceed 60 Days from the date the dispute arises, unless that period is modified by written agreement. If the Parties cannot resolve a dispute by informal negotiations, then the position advanced by the United States shall be considered binding unless, within 30 Days after the conclusion of the informal negotiation period, Defendants invoke formal dispute resolution procedures as set forth below.

51. Formal Dispute Resolution. Defendants may initiate formal dispute resolution by sending DOJ and EPA within 30 Days after the conclusion of informal dispute resolution under Paragraph 50, a written Statement of Position regarding the matter in dispute. The Statement of Position must include, but need not be limited to, any factual data, analysis, or opinion supporting Defendants’ position and any supporting documentation relied upon by Defendants. Unless the United States agrees with Defendants’ Statement of Position, the United States’ responsive Statement of Position is due within 30 Days after receipt of Defendants’ Statement of Position. The United States’ Statement of Position must include, but need not be limited to, factual data, analysis, or opinion supporting that position and any supporting documentation relied upon by the United States. The United States’ Statement of Position is binding on Defendants, unless Defendants files a motion for judicial review of the dispute in accordance with the following Paragraph.

52. If the dispute is solely between Defendants and WVDEP, the procedures set forth in the preceding three paragraphs will apply except the notices and statements shall be between those Parties.

53. Judicial Dispute Resolution. Defendants may seek judicial review of the dispute by filing with the Court and serving on the United States (and with regard to CWA/WPCA relief at Washington Works, the WVDEP) a motion requesting judicial resolution of the dispute. Defendants (a) shall file the motion within ten Days of receipt of the United States’ (and with regard to CWA/WPCA relief at Washington Works, the WDEP’s) Statement of Position pursuant to Paragraph 51; (b) may not raise any issue not raised in informal dispute resolution pursuant to Paragraph 50, unless the Plaintiff(s) raise a new issue of law or fact in their Statement of Position; (c) shall include a written statement of Defendants’ position on the dispute, including any supporting factual data, analysis, opinion, or documentation, and (d) shall set forth the relief requested and any schedule within which the dispute must be resolved for orderly implementation of the Consent Decree.

54. The United States (and with regard to CWA/WPCA relief at Washington Works, the WVDEP) shall respond to Defendants’ motion within the time period allowed by the Local Rules of this Court. Defendants may file a reply to the extent permitted by the Local Rules.

55. In any judicial dispute resolution proceeding, EPA will compile an administrative record regarding the dispute containing all Statements of Position, including supporting documentation. Where appropriate, EPA may allow submission of supplemental statements of position by the parties to the dispute.

56. Standard of Review

a. Disputes Concerning Matters Accorded Record Review. Except as otherwise provided in this Consent Decree, in any dispute brought under Paragraph 53 pertaining to the adequacy or appropriateness of plans, procedures to implement plans, schedules or any other items requiring approval by EPA under this Consent Decree; the adequacy of the performance of work undertaken pursuant to this Consent Decree; and all other disputes that are accorded review on the administrative record under applicable administrative law, Defendants shall have the burden of demonstrating, based on the administrative record, that the position of the United States is arbitrary and capricious or otherwise not in accordance with law.

b. Other Disputes. Except as otherwise provided in this Consent Decree, in any other dispute brought under Paragraph 53, Defendants shall bear the burden of demonstrating that its position complies with this Consent Decree.

57. The invocation of dispute resolution procedures under this Section does not, by itself, extend, postpone, or affect in any way any obligation of Defendants under this Consent Decree, unless and until final resolution of the dispute so provides. Stipulated penalties with respect to the disputed matter shall continue to accrue from the first Day of noncompliance, but payment is stayed pending resolution of the dispute as provided in Paragraph 38. If Defendants do not prevail on the disputed issue, stipulated penalties will be assessed and must be paid as provided in Section VII Stipulated Penalties, unless otherwise ordered by the Court.

X. INFORMATION COLLECTION AND RETENTION

58. The United States, the WVDEP only as to Washington Works, and their representatives, including attorneys, contractors, and consultants, shall have the right of entry into any facility covered by this Consent Decree, at all reasonable times, upon presentation of credentials, to:

a. monitor the progress of activities required under this Consent Decree;

b. verify any data or information submitted to the United States or the WVDEP in accordance with the terms of this Consent Decree;

c. obtain samples and, upon request, splits of any samples taken by Defendants or their representatives, contractors, or consultants;

d. obtain documentary evidence, including photographs or similar data; and

e. assess Defendants’ compliance with this Consent Decree.

59. Upon request, Defendants shall provide EPA and/or the WVDEP or their authorized representatives splits of any samples taken by Defendants as part of compliance with this Consent Decree. Upon request, EPA and the WVDEP shall provide Defendants splits of any samples taken by EPA or the WVDEP related to this Consent Decree.

60. Until five years after the termination of this Consent Decree, Defendants shall retain, and shall instruct their contractors and agents to retain all non-identical copies of the following documents, records, or other information (including in electronic form) in, or that come into, their or their contractors’ or agents’ possession or control (hereafter “Records”):

a. Documentation of all measures undertaken by Defendants to comply with the terms of this Consent Decree;

b. All reports, plans, permits, and documents submitted to the EPA or the WVDEP pursuant to this Consent Decree, including all underlying research and data;

c. All data developed by, or on behalf of, Defendants in the course of complying with the Consent Decree; and

d. All reports, plans, permits and other documents, and data contemplated by any Appendix.

61. Defendants shall maintain Records that were originally created in an electronic format in their native format or in a reasonably accessible format and shall keep them reasonably organized. Unmarked paper printouts of electronic records maintained in accordance with this Paragraph will be considered duplicates or convenience copies and need not be preserved.

62. At the end of this information-retention period, Defendants shall notify the United States and the WVDEP that they have 90 Days to request Defendants’ Records. Defendants shall retain and preserve their Records until 90 Days after EPA’s receipt of the notice.

63. At any time up until 90 Days after the end of the information-retention period, upon request by the United States or the WVDEP, Defendants shall provide access to the requested Records or copies thereof to the United States or the WVDEP.

64. These information-retention requirements shall apply regardless of any corporate record retention policy.

65. Privileged or Protected Records. In response to a request for Records pursuant to Paragraph 63, Defendants may assert that all or part of a Record is privileged or protected as provided by federal law. If Defendants assert such a privilege, they shall provide the following: (a) the title of the Record; (b) the date of the Record; (c) the name and title of each author of the Record; (d) the name and title of each addressee and recipient of the Record; (e) a description of the contents of the Record; and (f) the privilege or protection asserted by Defendants. If a claim of privilege or protection applies only to a portion of a Record, the Record shall be provided to the United States or the WVDEP in redacted form to mask the privileged or protected portion only. Defendants shall retain all Records that they claim to be privileged or protected until the United States has had a reasonable opportunity to dispute the privilege or protection claim and any such dispute has been resolved in Defendants’ favor. Defendants shall not make any claim of privilege or protection regarding the portion of any final record that Defendants are required to create or generate in accordance with this Decree.

66. Confidential Business Information Claims. Notwithstanding Paragraph 65, Defendants are entitled to claim that all or part of a Record submitted to the United States under this Section is Confidential Business Information (“CBI”) that is covered by 40 C.F.R. § 2.203. Defendants shall segregate all Records or parts thereof submitted under this Decree which they claim are CBI, label them as “claimed as confidential business information” or “claimed as CBI,” and state the statutory authority under which the information is being provided. If some or all information provided in response to this Information Request is claimed to be TSCA CBI, the files must be submitted via the EPA’s Central Data Exchange (“CDX”) Program Service titled

“CSPP: Submissions for Chemical Safety and Pesticide Programs” under its drop-down “TSCA Enforcement and Compliance Communications” application. If some or all of the information provided is claimed to be TSCA CBI, Defendants agree to complete the certification statement that is incorporated into CDX; provide a second copy of any documents claimed as TSCA CBI with CBI claims redacted to include only that information that you are not claiming as CBI. Records that Defendants properly label in accordance with the preceding sentence will be afforded the protections specified in 40 C.F.R. part 2, subpart B, 15 U.S.C. 2613, and 40 C.F.R. 703.5. If any Record is not properly labelled when it is submitted to EPA or the WVDEP, or if EPA notifies Defendants that the Record is not entitled to confidential treatment under the standards of Section 104(e)(7) of CERCLA or 40 C.F.R. part 2, subpart B, the public may be given access to such Record in accordance with the procedures established in the part 2 regulations.

67. This Consent Decree in no way limits or affects any right of entry and inspection, or any right to obtain information, held by the United States or the WVDEP pursuant to applicable federal or state laws, regulations, or permits, nor does it limit or affect any duty or obligation of Defendants to maintain documents, records, or other information imposed by applicable federal or state laws, regulations, or permits.

XI. EFFECT OF SETTLEMENT/RESERVATION OF RIGHTS

68. This Consent Decree resolves the civil claims of the United States and the WVDEP for the violations alleged in the Complaint filed in this action through the date of Lodging.

69. This Consent Decree also resolves the following Notices of Violation issued to Defendants: TSCA NOV issued by EPA dated February 13, 2019 and the RCRA NOV issued by WVDEP dated April 3, 2025.

70. Additional Resolved Items.

a. This Consent Decree also resolves any potential claims of the United States against Defendants under Section 1431 of SDWA, 42 U.S.C. §300i, with respect to known PFOA and HFPO-DA (and additionally PFOS and PFNA at Chambers Works only), drinking water contamination at or emanating from Facilities as of the date of lodging to the extent this ISE is fully addressed by the work performed under the Appendices to this Consent Decree.

b. This Consent Decree also resolves any potential claims of the United States against Defendants under Section 504 of the CWA, 33 U.S.C. § 1364, with respect to known PFOA and HFPO-DA in discharges from Facilities as of the Date of Lodging to the extent this ISE is fully addressed by the work performed under the Appendices to this Consent Decree.

c. This Consent Decree also resolves any potential claims of the United States against Defendants for penalties under TSCA prior to the Date of Lodging for violations of TSCA Section 8(e), 15 U.S.C. § 2607(e), with respect to substantial risk information associated with releases of GenX Compounds at Fayetteville Works; the TSCA GenX Section 5(e) Order relating to the GenX 99% Restriction; TSCA Section 5, 15 U.S.C. § 2604, with respect to manufacture and distribution of HFPO in commerce without notifying recipients of the Significant New Use Rule Restrictions and without prior submission of a Significant New Use Notice; TSCA Section 8(a), 15 U.S.C. § 2607(a), with respect to accurate and complete

Chemical Data Reporting; and TSCA Section 12(b), 15 U.S.C. § 2611(b), with respect to timely submissions of notices accompanying exports of chemical substances.

71. Applicability of Existing Agreements and Commitments.

a. The Administrative Order on Consent issued pursuant to Section 309 of the CWA at Washington Works (dated April 26, 2023) shall be terminated upon the Effective Date.

b. The Administrative Order on Consent issued pursuant to Section 1431 of SDWA at Washington Works (dated January 6, 2017) shall be terminated with respect to Chemours upon the Effective Date and shall otherwise remain in effect. The January 6, 2017 Order will only be implemented against a third party if Chemours fails to implement the Approved SDWA Work Plan agreed to under this Consent Decree.

c. For Chambers Works, EPA shall hold Chemours responsible for the operating procedures set forth in the approved Work Plan established pursuant to Appendix E (Drinking Water Requirements) rather than the Standard Operating Procedures for the Ongoing 2016 Residential Drinking Water Well Surveying and PFAS Sampling Program, which were modified and approved in 2020.

72. The United States and the WVDEP reserve all legal and equitable remedies available to enforce the provisions of this Consent Decree. This Consent Decree does not limit the rights of the United States or the WVDEP to obtain penalties or injunctive relief under the CWA, TSCA, RCRA, SDWA or the WPCA or their implementing regulations, or under other federal or state laws, regulations, or permit conditions, except as expressly specified in Paragraphs 68–70. Except as expressly set forth in this Consent Decree, the United States and the WVDEP further reserve all legal and equitable remedies to address any conditions if, in the future, there may be an imminent and substantial endangerment to the public health or welfare or the environment or imminently hazardous chemical substance or mixture arising at, or posed by, Defendants’ Facilities, whether related to the violations addressed in this Consent Decree or otherwise, including conditions related to PFOA and HFPO-DA contamination. The United States explicitly reserves all claims under the Comprehensive Environmental Response, Compensation and Liability Act; the Defendants reserve all claims and defenses with respect thereto.

73. The United States reserves, and this Consent Decree is without prejudice to, the right to reinstitute or reopen this action, or to commence a new action seeking relief other than as provided in this Consent Decree, if the Financial Information provided by Defendants, or the financial certification made by Defendants in Paragraph 9, was false or, in any material respect, inaccurate at the time provided. This reservation shall not apply to any Financial Information that included projections or estimates of Defendants’ future financial conditions.

74. In any subsequent administrative or judicial proceeding initiated by the United States or the WVDEP for injunctive relief, civil penalties, other appropriate relief relating to the Facilities’ or Defendants’ violations that is otherwise permissible under this Consent Decree, Defendants shall not assert, and may not maintain, any defense or claim based upon the principles of waiver, claim preclusion (res judicata), issue preclusion (collateral estoppel), claim-splitting, or other defenses based upon any contention that the claims raised by the United States or the WVDEP in the subsequent proceeding should have been brought in the instant case; provided, however, that nothing in this Paragraph shall prevent Defendants from asserting any defense that a subsequent administrative judicial or administrative proceeding is barred by the resolution of claims set forth in Paragraphs 68 through 70.

75. This Consent Decree is not a permit, or a modification of any permit, under any federal, State, or local laws or regulations. Defendants are responsible for achieving and maintaining complete compliance with all applicable federal, State, and local laws, regulations, and permits; and Defendants’ compliance with this Consent Decree is not a defense to any action commenced pursuant to any such laws, regulations, or permits, except as set forth herein. The United States and the WVDEP do not, by their consent to the entry of this Consent Decree, warrant or aver in any manner that Defendants’ compliance with any aspect of this Consent Decree will result in compliance with provisions of the CWA, TSCA, RCRA, SDWA, or the WPCA, or with any other provisions of federal, State, or local laws, regulations, or permits.

76. This Consent Decree does not limit or affect the rights of Defendants or of the United States or the WVDEP against any third parties, not party to this Consent Decree, except as expressly provided in Paragraph 71.b, nor does it limit the rights of third parties, not party to this Consent Decree, against Defendants, except as otherwise provided by law. Notwithstanding this, the United States agrees that if Defendants are satisfactorily complying or have fully complied with the injunctive provisions set forth in Section V of this Consent Decree, the United States shall not sue any other entity with respect to the same injunctive relief. Whether Defendants are satisfactorily complying shall be determined by EPA subject to the Dispute Resolution Provisions of Section IX.

77. This Consent Decree does not create rights in, or grant any cause of action to, any third party not party to this Consent Decree.

XII. COSTS

78. The Parties shall bear their own costs of this action, including attorneys’ fees, except that the United States and the WVDEP are entitled to collect the costs (including attorneys’ fees) incurred in any action necessary to collect any portion of the civil penalty or any stipulated penalties due but not paid by Defendants.

XIII. NOTICES

79. Unless otherwise specified in this Consent Decree, whenever notifications, submissions, or communications are required by this Consent Decree, they must be made in writing and sent by mail or email addressed as follows:

As to DOJ by email (preferred):	eescdcopy.enrd@usdoj.gov Re: DJ # 90-5-1-1-12112

As to DOJ by mail:	EES Case Management Unit Environment and Natural Resources Division U.S. Department of Justice P.O. Box 7611 Washington, D.C. 20044-7611 Re: DJ # 90-5-1-1-12112

As to EPA by email (preferred):	ChemoursPFAS2026@epa.gov

As to EPA by mail:	EPA PFAS Enforcement Team Office of Civil Enforcement US Environmental Protection Agency 1200 Penn Ave. NW, MC: 2210A Washington, DC 20460

As to the WVDEP by email:	brad.m.wright@wv.gov

As to the WVDEP by mail:	Chief Inspector, Environmental Enforcement WV Department of Environmental Protection 601 57th Street SE Charleston, West Virginia 25304

As to Chemours and Chemours FC:	The Chemours Company Office of the General Counsel 1007 Market Street Wilmington, DE 19801 Attn: Kristine M. Wellman kristine.m.wellman@chemours.com

With a copy to:

Allison B. Rumsey

Arnold & Porter

601 Massachusetts Ave NW

Washington DC 20001

allison.rumsey@arnoldporter.com

and

Graham W. Meli

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

gwmeli@wlrk.com

80. Any Party may, by written notice to the other Parties, change its designated notice recipient or notice address provided above.

81. Notices submitted pursuant to this Section are deemed submitted upon mailing or transmission by email, unless otherwise provided in this Consent Decree or by mutual agreement of the Parties in writing.

XIV. EFFECTIVE DATE

82. The Effective Date of this Consent Decree shall be the date upon which this Consent Decree is entered by the Court or a motion to enter the Consent Decree is granted, whichever occurs first, as recorded on the Court’s docket.

XV. RETENTION OF JURISDICTION

83. The Court retains jurisdiction over this case until termination of this Consent Decree, for the purpose of resolving disputes arising under this Decree or entering orders modifying this Decree, pursuant to Sections IX (Dispute Resolution) and XVI (Modification) or effectuating or enforcing compliance with the terms of this Decree.

XVI. MODIFICATION

84. Except as otherwise set forth in any Appendix or in Paragraph 24 (Other Controls and Mitigation) the terms of this Consent Decree, including any attached Appendices, may be modified only by a subsequent written agreement signed by the United States and Defendants, and where applicable, by the WVDEP. Where the modification constitutes a material change to this Decree, it is effective only upon approval by the Court

85. If any Party seeks a modification to this Consent Decree, it shall send a written notice to the other Parties in accordance with Section XIII (Notices) setting forth the requested changes and the reasons therefor. The Parties shall negotiate informally concerning the modification for a period of up to 30 Days from the date of receipt of the notice, unless that period is modified by written agreement. If at the end of the period of informal negotiations the Parties are not in agreement, the Party seeking the modification retains any rights it may have to seek modification from the Court pursuant to Federal Rule of Civil Procedure 60(b).

XVII. TERMINATION

86. After a period of 15 years, if Defendants have 1) completed the requirements of Section V and all Appendices, 2) maintained satisfactory compliance with this Consent Decree and all applicable NPDES permits, and 3) paid the civil penalty and any accrued stipulated penalties as required by this Consent Decree, Defendants may serve upon the United States, and as appropriate the WVDEP, a Request for Termination, stating that Defendants have satisfied those requirements, together with all necessary supporting documentation. However, when Defendants have completed work required by particular Appendices of the Consent Decree, Defendants may request Partial Termination of that portion of the Consent Decree prior to 15 years.

87. Following receipt by the United States and the WVDEP of Defendants’ Request for Partial Termination or for Complete Termination, the Parties shall confer informally concerning the Request and any disagreement that the Parties may have as to whether Defendants have satisfactorily complied with the requirements for termination of this Consent Decree. If the United States after consultation with the WVDEP agrees that the Decree may be terminated, the Parties shall submit, for the Court’s approval, a joint stipulation terminating the Decree.

88. If the United States, after consultation with the WVDEP with respect to CWA relief at the Washington Works Facility, does not agree that the Decree may be terminated, Defendants may invoke Dispute Resolution under Section IX. However, Defendants shall not seek Dispute Resolution of any dispute regarding termination until 90 Days after service of their Request for Termination.

XVIII. PUBLIC PARTICIPATION

89. This Consent Decree shall be lodged with the Court for a period of not less than 30 Days for public notice and comment in accordance with 28 C.F.R. § 50.7. The United States reserves the right to withdraw or withhold its consent if the comments regarding the Consent Decree disclose facts or considerations indicating that the Consent Decree is inappropriate, improper, or inadequate. Defendants consent to entry of this Consent Decree without further notice and agree not to withdraw from or oppose entry of this Consent Decree by the Court or to challenge any provision of the Decree, unless the United States has notified Defendants in writing that it no longer supports entry of the Decree.

XIX. SIGNATORIES/SERVICE

90. Each undersigned representative of Defendants and representative of the Environment and Natural Resources Division of the DOJ and the WVDEP identified on the signature page below, certifies that that person is fully authorized to enter into the terms and conditions of this Consent Decree and to execute and legally bind the Party that person represents to this document.

91. This Consent Decree may be signed in counterparts, and its validity shall not be challenged on that basis. Defendants agree to accept service of process by mail with respect to all matters arising under or relating to this Consent Decree and to waive the formal service requirements set forth in Rules 4 and 5 of the Federal Rules of Civil Procedure and any applicable Local Rules of this Court including, but not limited to, service of a summons. Defendants need not file an answer to the Complaint in this action unless or until the Court expressly declines to enter this Consent Decree.

XX. INTEGRATION

92. This Consent Decree, including deliverables that are subsequently approved pursuant to this Decree, constitutes the entire agreement among the Parties regarding the subject matter of the Decree and supersedes all prior representations, agreements and understandings, whether oral or written, concerning the subject matter of the Consent Decree herein.

XXI. 26 U.S.C. SECTION 162(f)(2)(A)(ii) IDENTIFICATION

93. For purposes of the identification requirement in Section 162(f)(2)(A)(ii) of the Internal Revenue Code, 26 U.S.C. § 162(f)(2)(A)(ii), and 26 C.F.R. § 1.162-21(b)(2), performance of Paragraphs 5–18, 23–25, 29, 30, 32, 61–64 and all Appendices, is restitution, remediation, or required to come into compliance with law.

XXII. HEADINGS

94. Headings to the Sections and Subsections of this Consent Decree are provided for convenience and do not affect the meaning or interpretation of the provisions of this Consent Decree.

XXIII. APPENDICES

95. The following Appendices are attached to and part of this Consent Decree:

Appendix A (list of Financial Information)

Appendix B (TSCA—GenX 5(e) Substances)

Appendix C (TSCA—HFPO)

Appendix D (TSCA—Carbooxohalide)

Appendix E (Drinking Water Requirements)

Appendix F (CWA—Washington Works).

If there is any conflict between the text of the consent decree and any Appendix, the Appendix shall control.

XXIV. FINAL JUDGMENT

96. Upon approval and entry of this Consent Decree by the Court, this Consent Decree shall constitute a final judgment of the Court as to the United States, the WVDEP, and Defendants.

Dated and entered this day of __________, 2026

UNITED STATES DISTRICT JUDGE SOUTHERN DISTRICT OF WEST VIRGINIA

FOR THE UNITED STATES OF AMERICA: Adam R.F. Gustafson Principal Deputy Assistant Attorney General Environment and Natural Resources Division U.S. Department of Justice
/s/ Steven O’Rourke

STEVEN O’ROURKE

KATHERINE A. ABEND

Senior Counsels

SYLVIA LAM

JONAH SELIGMAN

Trial Attorneys

Environmental Enforcement Section

Environment & Natural Resources Division

United States Department of Justice

P.O. Box 7611

Washington, DC 20044-7611

Telephone: 202-514-2779

Email:Steve.O'Rourke@usdoj.gov

MOORE CAPITO

United States Attorney

/s/ Jason S. Bailey

JASON S. BAILEY

Assistant United States Attorney

W. Va. State Bar No. 13582

Southern District of West Virginia

Robert C. Byrd U.S. Courthouse

300 Virginia Street East, Suite 4000

Charleston, WV 25301

Phone: 304-345-2200

Fax: 304-347-5443

E-mail: jason.bailey2@usdoj.gov

Counsel for United States of America

Signature Page for United States & WVDEP v. The Chemours Company et al.

FOR THE U.S. ENVIRONMENTAL PROTECTION AGENCY:
/s/ Jeffrey A. Hall

Jeffrey A. Hall

Assistant Administrator

Office of Enforcement and Compliance Assurance

United States Environmental Protection Agency

1200 Pennsylvania Avenue

Washington, D.C. 20460

Gracie Pendleton, Attorney-Adviser

Office of Civil Enforcement

Office of Enforcement and Compliance Assurance

Michael R. Martucci

Regional Administrator

U.S. Environmental Protection Agency, Region 2

Amy Van Blarcom-Lackey

Regional Administrator

U.S. Environmental Protection Agency, Region 3

Kevin J. McOmber

Regional Administrator

U.S. Environmental Protection Agency, Region 4

Anne Vogel

US EPA Region 5 Administrator

& Great Lakes National Program Manager

Signature Page for United States & WVDEP v. The Chemours Company et al.

FOR THE WEST VIRGINIA DEPARTMENT OF ENVIRONMENTAL PROECTION:
/s/ C. Scott Driver
C. Scott Driver Chief, Office of Legal Services West Virginia Department of Environmental Protection 601 57th Street Southeast Charleston WV 25304

Signature Page for United States & WVDEP v. The Chemours Company et al.

THE CHEMOURS COMPANY and

THE CHEMOURS COMPANY, FC, LLC,

June 23, 2026	/s/ Kristine M. Wellman
Date	Kristine Wellman General Counsel The Chemours Company The Chemours Company, FC, LLC. 1007 Market Street Wilmington, DE 19801